Exhibit 99.1

Applied Minerals Announces Its 2015 Annual Meeting

New York, NY. – Nov. 17, 2015 – The 2015 Annual Meeting of Applied Minerals, Inc. (OTCBB: AMNL) (“the Company”), a leading global producer of halloysite clay and advanced natural iron oxides, will be held on Wednesday, December 9, 2015 at Vanderbilt Suites, MetLife Building, 44th Street at Vanderbilt Ave., New York, New York 10166 at 1:30 P.M. Eastern Time. Stockholders may attend the meeting in person. The meeting will be webcast and stockholders and others may attend though the website www.virtualshareholdermeeting.com/AMNL2015. A business update presentation will be provided as part of the meeting and will be available on the Company’s website, located at www.appliedminerals.com, prior to the beginning of the meeting.

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:
MZ North America
Greg Falesnik
Senior Vice President
1-949-385-6449
greg.falesnik@mzgroup.us
www.mzgroup.us